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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                       WILLIS LEASE FINANCE CORPORATION



          Willis Lease Finance Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

          FIRST:    The Board of Directors of the Corporation has approved the following amendment to Article IV of the Certificate of Incorporation of the Corporation so that, as amended, said Article shall read as follows:

                                  ARTICLE IV

                           AUTHORIZED CAPITAL STOCK

     (a) The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the corporation shall have authority to issue is Twenty-Five Million (25,000,000); the total number of shares of Preferred Stock shall be Five Million (5,000,000) and each such share shall have a par value of one cent ($0.01); and the total number of shares of Common Stock shall be Twenty Million (20,000,000) and each such share shall have a par value of one cent ($0.01).

     (b) The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

          SECOND:   The stockholders of the Corporation considered and voted
unanimously in favor of the amendment.

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          THIRD:    Said amendment was duly adopted in accordance with the
provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 28th day of April, 1998.



                                       WILLIS LEASE FINANCE CORPORATION,
                                       a Delaware Corporation

                                       By:     /s/ Rae A. Capps
                                               ----------------------------
                                       Name:   Rae A. Capps
                                       Title:  Senior Vice President



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